CONSENT OF INDEPENDENT AUDITORS

We consent to the use in the Registration Statement of and related Prospectus of Generex Biotechnology Corporation ("the Company") of our joint report with Withum, Smith & Brown dated October 3, 1997, on the consolidated financial Statements of the Company for the year ended July 31, 1997, which consolidated financial statements appear in the Registration Statement. We also consent to the references to us under the headings "Experts" in such Prospectus.

/s/ Mintz & Partners LLP
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MINTZ & PARTNERS LLP
Toronto, Ontario
March 29, 2000